Exhibit 8.1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
www.fulbright.com

telephone:(214) 855-8000 facsimile:(214) 855-8200

June 25, 2010

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056

RE:  MAGNUM HUNTER RESOURCES CORPORATION

Ladies and Gentlemen:

We have acted as counsel for Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale by the Company of up to 125,000 shares of the Company’s 10.25% Series C Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $25.00 per share (the “Series C Preferred Stock”), pursuant to the Registration Statement on Form S-3 (No. 333-161937) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) by the Company that became effective on October 15, 2009, including the base prospectus contained therein, and the Prospectus Supplement filed with the Commission by the Company on June 25, 2010 (collectively, the “Prospectus Supplement”), pursuant to a sales agreement dated June 25, 2010 with McNicoll, Lewis & Vlac LLC, as the Company’s non-exclusive sales manager, relating to the “at the market offering” of the Series C Preferred Stock pursuant to Rule 415(a)(4) under the Securities Act of 1933, as amended.  In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth under the caption “Material U.S. Federal Income Tax Consequences” in the Prospectus Supplement.

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we are of the opinion that the statements of legal conclusions contained in the Discussion, insofar as they purport to constitute statements of U.S. federal tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein, and (iv) other information provided to us by the Company.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement.  In giving such consent, we do not admit that we are experts (i)  within the meaning of Section 11 of the Act or (ii) within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

FULBRIGHT & JAWORSKI L.L.P.